PRESS RELEASE
Contacts:

MEDecision	The Ruth Group
Carl Smith	Stephanie Carrington / Denise Roche
(610) 540-0202	(646) 536-7017 / 7008
Carl.Smith@MEDecision.com	scarrington@theruthgroup.com
droche@theruthgroup.com
MEDecision Announces Preliminary 4Q06 Unaudited Financial Results
— Provides 2007 Guidance —
WAYNE, Penn. — January 17, 2007 — MEDecision, Inc. (Nasdaq: MEDE), a provider of software, services and clinical content to healthcare payers, today announced preliminary unaudited financial results for the quarter ended December 31, 2006 and preliminary guidance for 2007.
The Company said that it now expects revenue for the fourth quarter 2006 will be between $10.5 million and $10.7 million. The revenue by category for the fourth quarter is expected as follows: Subscription, maintenance and transaction fees of between $5.6 million and $5.8 million; Term license revenue of between $1.2 million and $1.4 million and Professional services revenues of between $3.3 million and $3.5 million.
Operating expense for the fourth quarter is anticipated to be lower than the Company previously expected as a result of reduced costs across the business, including lower commission expense and third party software costs, as well as contained employment expenses. However, the reduced expense levels will not offset the lower revenues, and the Company is projecting a loss from operations for the quarter between $1.9 million and $2.1 million.
Included in these operating expense estimates for the fourth quarter 2006, the Company expects to record $213,000 of stock compensation expense under SFAS123R, “Accounting for Stock Based Compensation”. Prior to 2006, the Company recorded stock compensation expense under the provisions of APB 25, “Accounting for Stock Issued to Employees”, as the excess, if any, of the fair market value of the common stock at the date of grant over the exercise price of the option.

The Company expects to record a non-cash charge of between $10 million and $11.0 million in the fourth quarter primarily related to the final accounting for the conversion option embedded in the preferred stock that was outstanding prior to its initial public offering (“IPO”). Such expenses will not be recorded subsequent to the date of the IPO since all preferred stock was converted to common stock at that time.
Finally, based on the expected loss incurred in fourth quarter of 2006, the Company is currently evaluating the deferred tax asset on the Company’s balance sheet. The deferred tax asset on the Company’s books approximates $7.0 million and could remain unchanged or written down in whole or in part, resulting in another non-cash expense. Given the complexity of the analysis, it is expected that this analysis will be completed in conjunction with the year-end audit.
The Company’s weighted average shares outstanding for the fourth quarter of 2006 is expected to be 7.2 million shares.
Guidance
After an analysis of its pipeline, the Company is establishing guidance for total revenues for the full year 2007 to be in the range of $56 million to $58 million. Based on the low end revenue of $56 million, the Company anticipates that operating income for the full year 2007 will be approximately breakeven, with positive net income after accounting for interest income.
For the first quarter 2007, the Company expects revenue to be between $9.6 million and $10.5 million, up from $8.8 million in the first quarter 2006. Based on revenue of $9.6 million for the first quarter 2007, the Company expects to record a net loss in the first quarter of between $2.5 million and $3 million. The wider loss over the first quarter of 2006 reflects the planned investment in research and development and infrastructure to meet the Company’s growth initiatives. First quarter 2007 guidance includes expected term license revenue only for contracts that have closed and for those where the Company has already been selected.
The Company’s weighted average shares outstanding for the first quarter of 2007 and for the year 2007 is expected to be approximately 14.9 million shares.
The Company’s 2007 guidance includes non-cash stock compensation expense at its current quarterly level of $213,000. The assumptions underlying the calculation to forecast stock compensation expense, most notably stock price volatility, do not allow the Company to calculate such expense within reasonable ranges.
MEDecision founder and chief executive officer David St.Clair said, “While fourth quarter results were short of our expectations, we believe that this deviation was mainly the result of the traditional variable nature of closing term license contracts. We remain enthusiastic about the value of our business model and positive about the effectiveness of our sales and marketing program. We have completed a thorough review of our procedures and practices in compiling forward looking financial information and of the sales organization that provides us business activity feedback. As a result of this analysis, for instance, quarterly term license projections will only include revenue expected on agreements signed or in contract negotiations.”

MEDecision management will discuss the contents of this press release today, Wednesday, January 17, 2007 at 5:30 P.M. ET. The conference call will be available by dialing (877) 407-4018 for domestic callers or (201) 689-8471 for international callers ten minutes before the call. A replay of the conference call can be accessed from approximately 8:30 P.M. ET on Wednesday, January 17, 2007 through January 24, 2007 by dialing (877) 660-6853 for domestic callers or (201) 612-7415 for international callers with account number 3055 and conference ID# 228303. This call and the replay can also be accessed by visiting the Investor section of MEDecision’s web site at www.MEDecision.com.
About MEDecision, Inc.
Founded in 1988, MEDecision provides healthcare payer organizations with software, services and clinical content that allow them to increase administrative efficiency and improve the overall quality and affordability of their members’ healthcare. A provider of Collaborative Care Management, MEDecision’s technologies analyze data, automate payer workflow processes and electronically connect patients, providers and payers to give each a common view of the patient’s medical history, helping to foster better clinical decision making. MEDecision believes that, in the aggregate, its customers insure or manage care for approximately one in every six people in the U.S. with health insurance.
MEDecision is a trademark of MEDecision, Inc. The MEDecision logo and product names are also trademarks or registered trademarks of MEDecision, Inc.
Forward-Looking Statements
This release contains, and the conference call will contain, forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, estimates of 2006 financial results and expectations regarding 2007 financial results, Collaborative Care Management solutions and the Patient Clinical Summary. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from such statements. The Company’s actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, the completion of the year-end audit by the Company’s independent auditors and the various risks described in the “Risk Factors” section and elsewhere in the Company’s Prospectus dated December 13, 2006 relating to its initial public offering. MEDecision undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. MEDE-E
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